Insider Trading Policy
Exhibit 19.1

Insider Trading Policy

Insider Trading Policy

Statement of Policy
It is VIAVI policy that all members of the Company’s Board of Directors, employees and consultants comply with federal and state securities laws governing insider trading and disclosure of material nonpublic information. VIAVI prohibits the unauthorized disclosure of material nonpublic information or the use of such information for personal or financial gain.
Violations of this Insider Trading Policy (“Policy”) may lead to disciplinary action by the Company as well as serious criminal and civil penalties. While penalties for insider trading violations are generally focused on the individuals who improperly trade or provide information to third parties, violations of this Policy by Board of Directors, employees or Consultants could also subject VIAVI to substantial fines and penalties. Additionally, the mere appearance of improper activity could harm our reputation and our relationships with customers, partners, suppliers and shareholders.
VIAVI takes compliance with the securities laws and this Policy very seriously. If at any time you have questions about this Policy, please contact the office of the General Counsel at viavi.legal@viavisolutions.com.
© 2024 Viavi Solutions Inc.
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Insider Trading Policy
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Insider Trading Policy
1    Who is Subject to this Policy?
This Policy applies to all:
•Members of the VIAVI Board of Directors
•Officers and employees of VIAVI and its subsidiaries
•Contractors and consultants to VIAVI and its subsidiaries (“Consultants”)
•Immediate family members (i.e., spouses, siblings, parents, children, stepchildren and in-laws) of directors, officers, employees and Consultants (“Family Members”)
•People living in the same residence as any director, officer, employee or Consultant, regardless of relationship (“Co-Habitants”)
•Persons or entities controlled by a director, officer, employee or Consultant, including corporations, partnerships or trusts (“Controlled Parties”)
It is important to understand that you are responsible for violations of this Policy by your Family Members, Co-Habitants and Controlled Parties. You are responsible for ensuring that they are aware of the provisions of this Policy and the need to confer with you before trading in any Company securities.
2    What Securities are Covered by this Policy?
This Policy applies to any of the Company’s securities, including but not limited to, common stock, preferred stock, stock options, warrants, convertible debentures and derivative securities such as exchange-traded put or call options or swaps (collectively, “Securities”).
This Policy also applies to the Securities of any other Company about which you have obtained material nonpublic information in the course of performing work for VIAVI.
3    What Transactions are Restricted by this Policy?
No director, officer, employee or Consultant of the Company (or their Family Members, Co-Habitants or Controlled Parties) who are aware of material nonpublic information related to the Company may, directly or indirectly:
1.Engage in transactions in the Company’s Securities (whether for their own account or for the account of another);
2.Recommend that another person engage in transactions in the Company’s Securities (sometimes known as “tipping”);
3.Disclose material nonpublic information to anyone who does not have a legitimate business reason for receiving such information (and then, such disclosure may only be made pursuant to the Company’s policies regarding the disclosure of confidential information); or
4.Assist anyone in engaging in the above activities.

In addition, no person who becomes aware of material nonpublic information about another company in the course of performing work for VIAVI may engage in any of the activities listed here with respect to the securities of such other company.
Certain individuals may, from time to time, be subject to additional restrictions. These restrictions are described under the headings “Blackout Periods and Trading Windows” and “Additional Restrictions for Section 16 Persons.”

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Insider Trading Policy
What Transactions are Restricted by this Policy? (cont’d)
In addition, certain speculative transactions are discouraged or prohibited due to their increased risk for abuse or the potential appearance of improper conduct. These types of transactions can be found below under the heading “Special and Prohibited Transactions.”
The only exceptions to this Policy are those specifically described below in Section 7. If you have any questions about whether a proposed transaction is subject to, or permitted under, the Policy, please contact the Office of the General Counsel at viavi.legal@viavisolutions.com.
4    What is Material Nonpublic Information?
Material: Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the company’s stock price, whether it is positive or negative, should be considered material. There is no easy test for determining materiality – the analysis is based on an assessment of all relevant facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that generally may be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance
•Changes to publicly announced earnings guidance, or the decision to suspend earnings guidance
•A pending or proposed merger, acquisition, joint venture or tender offer
•A pending or proposed acquisition or disposition of a significant asset
•A Company restructuring
•Cybersecurity incidents and data breaches
•Significant related party transactions
•A change in dividend policy, the declaration of a stock split, an offering of additional securities or plans to repurchase Company securities
•Significant changes in the Company’s pricing or cost structure
•The loss or gain of a significant customer or supplier
•Significant changes in sources or availability of supply
•Significant new contracts or the loss of an important contract
•Significant new products or services
•Significant marketing plans or changes in such plans
•Significant capital investment plans or changes in such plans
•Developments in significant litigation, administrative actions or governmental investigations concerning the Company (or another company) or any of its officers or directors
•Major financings or borrowings
•Significant personnel changes, particularly changes in senior management
•A change in auditors or notification that the auditors’ reports may no longer be relied upon
•Changes in accounting methods and write-offs
•Any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s or another company’s earnings or future
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Insider Trading Policy
What is Material Nonpublic Information? (cont’d)
Nonpublic: Trading based on or disclosing material information is only prohibited when such information has not been widely disseminated to the public.
Information generally will be considered to have been widely disseminated if it has been disclosed through a press release, national news service or newspaper or through a public filing with the Securities and Exchange Commission (the “SEC”), for example, on Form 8-K, Form 10-K or Form 10-Q. There are two important points to consider when determining whether information has been made public. First, information will not be considered public merely because it is available to the general public. The mere fact that information is posted on the Company’s web site may not be sufficient to determine that such information “public” unless the information is also widely disseminated via one of the methods discussed above. Second, the investing public must have had time to absorb the information before it is considered to be widely disseminated. Generally, this means that information will not be considered public until the second business day after it is announced. For example, if the Company released its quarterly financial results after the stock markets closed on a Monday, the first day on which an Insider could trade would be Thursday.
You should be particularly careful not to engage in activities that may result in the inadvertent disclosure of material nonpublic information. This could include speaking with members of the press about Company activities (unless specifically authorized to do so) or participating in on-line forums such as blogs or chat rooms or where the Company, its business or stock are being discussed. If you believe that you may have disclosed material nonpublic information you should contact the Office of the General Counsel immediately at viavi.legal@viavisolutions.com to determine the best course of corrective action.
5    Blackout Periods and Trading Windows
Because certain people have regular access to material nonpublic information, we have adopted additional procedures governing when they may trade in Company Securities. These individuals, who are designated as “Insiders,” may only trade during an open trading window. Trading windows are designed to limit trading by Insiders to periods during which such a person is less likely to possess material nonpublic information. Of course, if you are an Insider and are aware of material nonpublic information you cannot trade, even if a trading window is open.
The following persons will be designated as “Insiders”:
•Any member of VIAVI’s Board of Directors
•Any Vice-President or higher- level employee of VIAVI or its subsidiaries
•Any employee that directly reports to a senior sales leader of a Company business segment (or equivalent position) of VIAVI or its subsidiaries
•All employees working in the Company’s corporate development department
•Any employee who reports directly to the Company’s Chief Financial Officer (the “CFO Direct Reports”), or any employee who reports directly to a CFO Direct Report
•Any employee working in the Company’s investor relations department
•Any employee working in the Company’s legal department
•Any administrative assistant to any Insider
•Any other employees or group of employees designated from time to time by the General Counsel
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Insider Trading Policy
Blackout Periods and Trading Windows (cont’d)
We refer to the periods when the trading window is closed as “blackout periods”. Unless specifically authorized by the General Counsel, Insiders (and their Family Members, Co-Habitants and Controlled Parties) are not permitted to trade in Company Securities during blackout periods.
Regular quarterly blackout periods typically begin at the close of market fifteen days prior to the last day of the last month of each fiscal quarter and end two trading days after the release of the Company’s quarterly or annual financial results. For example, if the Company released its quarterly financial results on a Monday, the first day on which an Insider could trade generally would be Thursday.
In connection with other significant events (such as a pending acquisition), the General Counsel may determine that it is appropriate to impose additional blackout periods, or to extend the regular quarterly blackout periods with respect to some or all of the persons designated as Insiders.
Additionally, during any period in which the Company has announced, but has not yet completed, a strategic transaction (such as a merger, a purchase or sale of material assets or business lines or other similar events), designated Insiders will be prohibited from engaging in transactions with respect to the Securities of the other party or parties to the strategic transaction.
Prior to the beginning of any blackout period, all Insiders who are restricted during such period will be notified via email of the expected duration of the blackout period. Please remember that, while the Company will attempt to provide you with advance notice of the beginning of a blackout period, it may be necessary to impose a blackout period on very short notice and the Company reserves the right to do so at any time. The existence of a blackout period should be treated as confidential information of the Company and should not be disclosed, except as necessary to comply with this Policy.
6    Additional Restrictions for Section 16 Persons
In addition to the other restrictions set forth in this Policy, no member of the Company’s Board of Directors nor any officer required to file Forms 3 or 4 pursuant to Section 16 of the Exchange Act (each, a “Section 16 Person”) (including such person’s Family Members, Co-Habitants and Controlled Parties) may engage in any transaction involving Company Securities without first obtaining pre-clearance from the Company’s General Counsel (or his designee) unless such transaction is pursuant to a pre-approved Trading Plan (as defined below). Gifts of Company Securities by Section 16 Persons – including ‘bona fide’ gifts – are considered transactions for purposes of pre-clearance procedures.
A request for pre-clearance should be submitted to the General Counsel in writing at least two (2) business days in advance of the proposed transaction. The General Counsel may request additional information in determining whether to approve a proposed transaction. The General Counsel is under no obligation to approve a proposed transaction.
If pre-clearance is denied, the Section 16 Person must not initiate any transaction in Company Securities and may not disclose the denial of such pre-clearance. If pre-clearance is approved, the Section 16 Person must execute and have their broker execute a Broker Instruction/Representation Certificate in form and content acceptable to the General Counsel and must complete the proposed transaction within 5 trading days after receiving written approval. If a Section 16 Person becomes aware of material nonpublic information or becomes subject to a blackout period after receiving pre-clearance, but before completing the transaction, that person must not initiate the transaction.
This pre-clearance requirement applies to all transactions by Section 16 Persons except for transactions executed pursuant to an approved Trading Plan.
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Insider Trading Policy
7    Exceptions to the Policy
The following transactions are exempt from the restrictions of this Policy:
Option Exercises
Unless you are a Section 16 Person, the exercise of your Company stock options is not subject to the restrictions set forth in this Policy, if you pay cash for cost of the exercise.
However, the sale of any shares acquired pursuant to an option exercise, including the sale of any shares that would be required in connection with a cashless exercise, are subject to the restrictions set forth in this Policy.
Stock Award Share Withholding
The Company’s withholding of Securities underlying equity awards to satisfy tax withholding requirements is not subject to the restrictions set forth in this Policy.
ESPP Purchases
The purchase of shares of the Company’s stock resulting from contributions to the Company’s Employee Stock Purchase Plan (the “ESPP”) is not subject to the restrictions set forth in this Policy, provided that the decision to participate in the ESPP was not based upon material nonpublic information. This Policy does, however, apply to the sale of any shares you acquire pursuant to the ESPP.
Gifts of Securities
Unless you are a Section 16 Person, gifts of Company Securities are not subject to the restrictions set forth in this Policy provided that (i) you do not have reason to believe that the recipient intends to sell the Company Securities while you are aware of material nonpublic information, (ii) the recipient is subject to this Policy or (iii) the recipient is a charity that has been deemed qualified by the U.S. Internal Revenue Service as an organization to which donations are tax deductible.
10b5-1 Trading Plans
Rule 10b5-1 of the Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense against insider trading liability for persons who have entered into a trading plan which meets certain requirements (a “Trading Plan”). Generally, a Trading Plan must be a binding contract to purchase or sell securities, must be entered into when you are not aware of any material nonpublic information (and, if you are an Insider, during an open trading window) and must either (i) specify the amount, price and date of the transactions, (ii) provide a formula or other objective criteria for determining the amount, price and date of the transactions or (iii) delegate discretion of these matters to an independent third party. Any modification or termination of an existing Trading Plan is also subject to the requirements described above. [To help demonstrate that a Trading Plan fully complies with Rule 10B5-1 and this Policy, the Company has adopted the requirements for such plans set forth on Appendix A to this Policy.]
Any Insider (and their Family Members, Co-Habitants and Controlled Parties) who wishes to enter into, modify or terminate a Trading Plan is required to submit the Trading Plan (or the amendment or termination) to the Company’s General Counsel (or his designee) for approval. While the Company will review a Trading Plan for compliance with this Policy, approval of such Trading Plan does not constitute legal advice and does not relieve you from ensuring that any transactions entered into under the Trading Plan fully comply with any and all securities laws.
Frequent amendments or entry into and then terminating multiple Trading Plans is discouraged, as it can be perceived as a method to circumvent the restrictions of this Policy and the securities laws.
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Insider Trading Policy
Exceptions to the Policy (cont’d)
Instead, amendments to or termination of Trading Plans should be done to address your legitimate liquidity and other financial needs.
8    Special and Prohibited Transactions
The Company has determined that certain types of speculative transactions may present heightened legal risks and the potential for the appearance of improper conduct. Therefore, it is the Company’s policy to prohibit the following types of transactions:
Short Sales
Short sales of the Company’s Securities (i.e. the sale of a security that you do not own) may evidence an expectation that the Securities will decline in value and have the potential to signal to the market that you lack confidence in the Company’s prospects. In addition, short sales may be viewed as reducing your incentive to seek to improve the Company’s performance. For these reasons, shorts sales of the Company’s Securities are prohibited.
Publicly Traded Options
Given the relatively short term of publicly traded options, including put options, call options and other derivative securities, these types of transactions may create the appearance that you are trading based on material nonpublic information and may focus your attention on short- term performance at the expense of the Company’s long-term objectives. Accordingly, these types of transactions are prohibited.
Hedging Transactions
Hedging or monetization transactions can be accomplished through several mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an individual to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. For these reasons, hedging transactions are prohibited.
Margin Accounts and Pledged Securities
Securities held in margin accounts as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale may occur at a time when you are aware of material nonpublic information or are otherwise prohibited from trading in Company Securities, holding Securities in margin accounts and pledging Securities are prohibited.
Standing and Limit Orders
Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of the purchases or sales and, as a result, the broker may execute the transaction when you are aware of material nonpublic information. For this reason, we discourage the use of standing or limit orders of Company Securities. If you determine that you must use a standing or limit order, it should be of limited duration and should otherwise comply with the restrictions set forth in this Policy.
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Insider Trading Policy
9    Post-Termination Transactions
If you are aware of material nonpublic information when you cease to be a director, employee or Consultant subject to this Policy you may not trade in Company Securities until that information has become public or is no longer material. If you have questions about whether information is still material or nonpublic after your termination, please contact the Office of the General Counsel at viavi.legal@viavisolutions.com.
10    Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who trade based on such information is prohibited by United States federal and state laws, as well as the laws of many other countries. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the authorities of foreign jurisdictions. Punishment for insider trading is severe and could include significant fines and/or imprisonment.
In addition, failure to comply with this Policy will subject you to disciplinary action by the Company, which may include ineligibility to participate in the Company’s equity incentive plans, demotion or termination for cause and in the case of members of our Board of Directors, requested resignation or no renomination for election. In determining such disciplinary action, the General Counsel will consider a number of factors, including, but not limited to, the individual’s culpability, cooperation with the investigation, and past violations, if any, consistency with any consequences for other violations, the availability of restitution, penalties assessed by regulators, the need for deterrence and extent of the harm to VIAVI, including the impact on VIAVI’s culture. The Company also reserves the right to pursue legal action against those who violate this Policy.
You are responsible for ensuring that your Family Members, Co-Habitants and Controlled Parties comply with this Policy. Any failure to do so may result in the consequences described above even if you did not receive any financial benefit from their actions. The Company reserves the right to determine, in its sole discretion, whether this Policy has been violated. No filing or conclusion of civil or criminal action will be required before the Company may take disciplinary action.
11    Transactions by the Company
The Company will not engage in transactions in its own Securities, except in compliance with applicable securities laws.
12    Conclusion
All members of the VIAVI community, including our board of directors, employees and Consultants, are expected to act with uncompromising integrity. This means complying with all applicable laws governing insider trading and disclosure of material nonpublic information. It also means avoiding activities that, while not prohibited by law, may create the appearance that an individual is acting unethically or is exploiting an unfair advantage. This Policy is intended to provide guidance so that you can avoid situations that may lead to serious liability for yourself, your Family Members, Co-Habitants and Controlled Parties, and potentially, the Company. Because no policy can answer every question or address every possible situation, you should feel free to contact the Office of the General Counsel at viavi.legal@viavisolutions.com at any time if you have questions.

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Insider Trading Policy
13    Appendix A – Trading Plan Guidelines
Viavi Solutions Inc.
TRADING PLAN GUIDELINES
These Trading Plan Guidelines provide further requirements for entering into and operating a Trading Plan under the Company’s Insider Trading Policy (“Policy”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.
Good Faith
You must act in good faith with respect to your Trading Plan under this Policy. Your failure to act in good faith with respect to a Trading Plan, including with respect to modifications and terminations, will cause the plan to no longer comply with Rule 10b5-1 and the Policy and potentially cause your prior transactions in the Company’s Securities thereunder to violate the Policy.1
Trades Outside of a Trading Plan
Any transaction outside of a Trading Plan may mitigate the benefits of the Trading Plan. Consequently, you should generally not transact in the Company’s Securities (except as permitted by Section 7 of the Policy) outside of a Trading Plan while a Trading Plan is in effect.
Trading Plan Adoption, Modification or Termination; Good-Faith Considerations
Section 7 of the Policy sets forth the requirements for entering into, modifying or terminating a Trading Plan, including preclearance requirements for Insiders. Any questions regarding proposed modifications to, or terminations other than pursuant to the existing terms of, a Trading Plan should be directed to the General Counsel.
While Rule 10b5-1 does not expressly forbid the early termination of a Trading Plan, the SEC has made clear that once a Trading Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good-faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the Exchange Act. The risk associated with terminating a plan increases if you promptly engage in market transactions or adopt a new Trading Plan. Such behavior could arouse suspicion that you are modifying trading behavior in order to benefit from material nonpublic information. Accordingly, you are encouraged to not terminate Trading Plans except in unusual circumstances. For similar reasons, you are encouraged to avoid frequent modifications of Trading Plans. You are required to provide prompt notice of termination of any Trading Plan to the General Counsel. Furthermore, the Company recommends that you refrain from engaging in new transactions in the Company’s Securities or entering into a new Trading Plan for thirty (30) days following the termination of a prior Trading Plan other than pursuant to the terms of such plan.
Overlapping Plans
Under Rule 10b5-1, you may not have more than one (1) Trading Plan in operation at any given time, subject to certain limited exceptions. Consult with the General Counsel to discuss whether any of these exceptions may apply to your situation, particularly if you wish to enter into a new Trading Plan under which trades will commence shortly after an existing Trading Plan would terminate in accordance with its terms.
1 Explanatory Note: Technically, trades that would not have complied but for the 10b5-1 Plan exception will violate the policy if it is determined that the person who entered into the plan did not act in good faith with respect thereto.
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Insider Trading Policy
Single Trade Plans
You may not enter into a Trading Plan that is designed to transact the total amount of the Company’s Securities subject to the Trading Plan as a single transaction (a “Single-Trade Plan”), unless (i) you have not, during the prior twelve (12)-month period, entered into another Trading Plan of the same design; and (ii) such other Trading Plan was eligible to receive the affirmative defense under Rule 10b5-1.
Timing of First Trade (Cooling-Off Periods)
For Section 16 Persons, Trading Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the Trading Plan is adopted until the expiration of the later of (i) ninety (90) days after the adoption of the Trading Plan, or (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, not to exceed one hundred and twenty (120) days following adoption of the Trading Plan.
For others covered by the Policy, Trading Plans must be subject to a “cooling off” period (between the date the Trading Plan is adopted and when trading under the plan may commence), pursuant to which no trading may commence after the Trading Plan is adopted until the expiration of 30 days after the adoption of the Trading Plan.
Trading Schedules
The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that you are not acting in good faith.
Plan Suspension & Termination
Trading Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.
Trading Plans should also include a provision automatically terminating the plan at some future date. In addition, any Trading Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s Securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).
Plan Brokers
You must not communicate any material nonpublic information about the Company to the broker or attempt to influence how the broker exercises his or her discretion in any way.
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Insider Trading Policy
14    Appendix B – Q&A
Q: I am in possession of material nonpublic information, but consistent with my confidentiality obligations to the Company, I have not shared any of the information with my spouse. If my spouse has a separate brokerage account, may my spouse buy or sell VIAVI stock?
A: No. Spouses, immediate family members and people living with you are subject to this Policy, and you will be responsible for any violations they commit. Additionally, the SEC may assume that you shared information and may investigate regardless of whether you did or did not do so.

Q: I recently learned that the Company will exceed its quarterly earnings forecast, but I want to sell my shares now because I need the cash. If I sell my shares before this information is public, I’m not going to make any extra money, since I expect that the stock price will go up after our results are released, so what’s the harm?
A: Any time you trade while in possession of material nonpublic information you are violating this Policy and U.S. securities laws. Even if you would not make money as a result of trading while in possession of material nonpublic information, the SEC may impose fines and penalties, and this Policy would be violated.

Q: I need to sell my VIAVI shares to pay for unexpected family expenses, but I am aware of material nonpublic information. It would be a hardship for me not to be able to sell my shares. Can I trade?
A: No. Securities laws do not contain exceptions for emergency situations. In addition to being in violation of this Policy, if you trade you could be subject to serious criminal and civil penalties.

Q: I was planning to sell shares of VIAVI for a down payment on a purchase, but I recently learned of material nonpublic information. Since I had already made the decision to sell my shares, can I still do so?
A: No. Even though you made the decision before you became aware of the information you cannot trade while you are aware of material nonpublic information.

Q: How do I know if I am an Insider?
A: In addition to reviewing the definition of “Insiders” in the policy, all Insiders who are restricted from trading will receive an email notifying them prior to the closing of any open trading window.
Q: I have been told that a special blackout period has been established, but I am not aware of any material nonpublic information and would like to sell shares of VIAVI. May I do so?
A: If you have been notified that a blackout period is in effect, it is because you have been designated an Insider, and you may not purchase or sell shares of VIAVI until the trading window opens. The decision to impose a blackout period is at the discretion of the General Counsel. In order to ensure that VIAVI and its employees are in compliance with securities laws it may be necessary to apply a broad definition of Insiders which may mean that some individuals who do not possess (or do not realize that they possess) material nonpublic information will be restricted from trading.

Q: I participate in the ESPP, and the purchase date falls during a blackout period. I would like to sell my shares immediately after their purchase and deposit into my account, can I do this?
A: If you are an Insider, you may not sell shares during a blackout period unless the sale is executed pursuant to a valid Trading Plan. If you would like to sell your ESPP shares immediately after their purchase you should talk to your broker about setting up a Trading Plan. If you are not an Insider and are not otherwise aware of material nonpublic information, you may sell the shares and would not need a Trading Plan to do so.
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Insider Trading Policy
Q: Can I exercise stock options during a blackout period?
A: You can exercise stock options during a blackout period. However, if you are an Insider, you must pay the exercise price in cash (you cannot do a “cashless” or “net” exercise). Additionally, Insiders may not sell the shares received upon exercise of their options until the end of the blackout period.

Q: I have Restricted Stock Units (RSUs) vesting which will result in shares being deposited in my account. May I sell those shares during a blackout period?
A: If you are an Insider, you may not sell shares received as a result of the vesting of RSUs during a blackout period unless you are selling pursuant to a valid Trading Plan. If you are not an Insider, you may sell the shares as long as you are not in possession of material nonpublic information.

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